Exhibit 4.27

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is entered into between the following parties (the “Parties”) on April 22, 2024 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC” or “China”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

Party A: Shanghai Edge Connect Technology Co., Ltd.

Address: Room 340, 3rd Floor, Building 1, No. 100 Hulan West Road, Baoshan District, Shanghai

Party B: Shanghai Rongyan Cloud Technology Co., Ltd.

Address: Room 2207A, No. 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Whereas:

1.	The Parties have entered into an Equity Pledge Agreement (hereinafter referred to as the “Original Equity Pledge Agreement”) in December 10, 2020;

2.	Party A is a wholly foreign owned enterprise duly established and validly existing in PRC;

3.	Shanghai Zhiyan Yunwei Technology Co., Ltd. (“Zhiyan Yunwei”) is a limited liability company established in PRC;

4.	Party B (“the Pledgor”) is the shareholder of Zhiyan Yunwei, holding the percentage of equity interest in the Zhiyan Yunwei as listed in the Attachment;

5.

Party A and Zhiyan Yunwei have entered into the Exclusive Consultation and Service Agreement on April 22, 2024 (“Exclusive Consultation and Service Agreement”); Party A, Party B and Zhiyan Yunwei have entered into the Equity Option Agreement (“Equity Option Agreement”) on April 22, 2024; Party B has authorized Party A’s overseas affiliated listed company group VNET Group, Inc. or its designees through execution of a Power of Attorney on April 22, 2024 (“Power of Attorney”), respectively;

6.

In order to secure the due collection by Party A of the service fees under the Exclusive Consultation and Service Agreement from Zhiyan Yunwei which is owned by Party B and to secure the performance of the Equity Option Agreement, Loan Agreement and Power of Attorney, the Pledgor pledge, on a joint and several basis, all of the equity interest in Zhiyan Yunwei held by it as collateral for the above agreements with Party A as the Pledgee.

Therefore, the Parties have, through friendly consultations and based on the principles of equality and mutual benefits, reached the following agreement for compliance:

1.	Definition

Unless otherwise specified hereunder, the following terms shall be interpreted in accordance with the definitions below:

Pledge: means all the contents set out in Article 2 hereof.

Equity Interest: means the100% equity interest in Zhiyan Yunwei legally held by the Pledgor on a joint basis and all current and future shareholders’ rights and interests derived from such equity interest.

Agreements: means the Exclusive Consultation and Service Agreement, the Equity Option Agreement, Loan Agreement, Power of Attorney and this Agreement, each as amended supplement and restated from time to time.

Event of Default: means any of the circumstances set out in Article 7 hereof.

Default Notice: means notice issued by Party A pursuant to this Agreement declaring an Event of Default.

Obligations: means any obligation the Pledgor and Zhiyan Yunwei shall perform under the Agreements (if involve).

2.	Pledge

2.1	The Pledgor pledges all Equity Interest in Zhiyan Yunwei held by it to Party A as collateral for the rights and interests of Party A under the Agreements.

2.2

The scope secured by the equity pledge hereunder shall be Obligations, all fees (including legal fees) and expenses payable to Party A by Zhiyan Yunwei and/or the Pledgor and losses, interest, liquidated damages, damages and costs for realization of claims which shall be borne by Zhiyan Yunwei and/or the Pledgor under the Agreements and the liabilities of Zhiyan Yunwei and the Pledgor to Party A in case of whole or partial invalidation of the Agreements due to any reason.

2.3

The Pledge hereunder shall mean the priority right of payment enjoyed by Party A from amounts derived from converting the Equity Interest pledged to Party A by the Pledgor into cash or from the auction or sale of the Equity Interest pledged to Party A by the Pledgor.

2.4

Unless expressly agreed otherwise by Party A in writing after the effectiveness of this Agreement, the pledge hereunder may be discharged only after Zhiyan Yunwei and the Pledgor has duly performed all of their obligations and liabilities under the Agreements and after written confirmation by Party A. If Zhiyan Yunwei or the Pledgor fails to fully perform all or part of their obligations or liabilities under the Agreements on the expiration of the term set out in the Agreements, Party A shall still be entitled to the Pledge set out hereunder until the relevant obligations and liabilities referred to above have been fully performed to the reasonable satisfaction of Party A.

2.5

In the event that Zhiyan Yunwei is dissolved or liquidated in accordance with the mandatory requirements of the PRC law, as per the pledgee’s request, any benefits or interests distributed by Zhiyan Yunwei to the Pledgor after the dissolution or liquidation proceedings shall (1) be deposited into the bank account designated by the pledgee or its designees and shall be supervised by the pledgee or its designees to settle the secured debts first; or (2) be granted unconditionally to the pledgee or its designees subject to compliance with the PRC law.

3.	Effectiveness

3.1

This Pledge Agreement shall be effective on the date on which it is signed by the Parties or affixed with the chops of the Parties. The Pledgor shall (1) register the pledge provided in this Agreement on the registry of members of Zhiyan Yunwei within 3 working days after the execution of this Agreement, and (2) submit to the relevant administration for industry and commerce (“AIC”) the application for registration of the pledge provided in this Agreement within 30 days after the execution of this Agreement or any other timeline agreed by the Parties. Each Party agrees that for the purpose of completing the pledge registration with the relevant AIC, each Party shall submit to the relevant AIC this Agreement or any share pledge contract that is signed in accordance with the requirements of the relevant AIC but reflects the pledge information provided in this Agreement (“AIC Share Pledge Contract”). If there is anything not provided in the AIC Share Pledge Contract, each Party agrees to refer to this Agreement. The Pledgor and Zhiyan Yunwei shall submit all the necessary documents and complete all the necessary procedures in accordance with the PRC laws and the relevant AIC’s requirements to ensure the pledge is registered as soon as the application is submitted.

3.2

During the pledge, if Zhiyan Yunwei fails to pay the service fee in accordance with the Exclusive Consultation and Service Agreement or fails to perform other terms thereunder or any of the terms under the Equity Option Agreement or Power of Attorney,

Party A shall be entitled to exercise the Pledge in accordance with the provisions hereof upon reasonable notice.

4.	Possession and Custody of Pledge Certificate

4.1

The Pledgor shall, within 10 working days from the date of the signature of this Agreement or at any earlier time mutually agreed by the Parties, deliver the original Investment Certificates for the Equity Interest in Zhiyan Yunwei held by it to Party A for custody, provide Party A with the certificates showing that the Pledge hereunder has been duly registered in the register of shareholders, complete all of the approval and registration formalities required by the laws and regulations of the People’s Republic of China, and provide the evidential documents certifying that registration of the Equity Interest Pledge with the industrial and commercial registration authorities has been completed.

4.2

If change of registration is required by law due to any change to the registration items of the Pledge, Party A and Party B shall complete the relevant change of registration and provide relevant change of registration documents within five working days from the date of change of the registration items.

4.3

During the period the Equity Interest is pledged, the Pledgor shall instruct Zhiyan Yunwei not to distribute any dividends or adopt any profit distribution plan. If any economic benefits of any nature in respect of the Equity Interest pledged other than dividends or other profit distribution plan due to the Pledgor, the Pledgor shall, at the request of Party A, instruct Zhiyan Yunwei to remit the relevant amounts (after being converted into cash) into the bank account designated by Party A and without the prior written consent of Party A, the Pledgor may not use such funds.

4.4

During the period the Equity Interest is pledged, if the Pledgor subscribes the newly increased registered capital of Zhiyan Yunwei or acquire the equity interest in Zhiyan Yunwei held by other Pledgor (the “Newly Increased Equity”), such Newly Increased Equity shall automatically become the Equity Interest pledged hereunder and the Pledgor shall complete the various formalities required to create pledge over such Newly Increased Equity within 10 working days from the acquisition of the Newly Increased Equity by the Pledgor. If the Pledgor fails to complete relevant formalities in accordance with the above provisions, Party A may immediately exercise the Pledge in accordance with the provisions of Article 8.

5.	Representations and Warranties of the Pledgor

The Pledgor makes the following representations and warranties to Party A at the time of the signature of this Agreement and acknowledge that Party A enters into and performs this Agreement in reliance of such representations and warranties:

5.1	The Pledgor legally holds the Equity Interest hereunder and have the right to pledge such Equity Interest to Party A as collateral.

5.2

At any time from the signing date of this Agreement to the period during which Party A is entitled to the Pledge in accordance with the provisions of Article 2.4 hereof, there shall not be any legal claim or due interference from any other party in the event that Party A exercises its rights or enforces the Pledge in accordance with this Pledge Agreement.

5.3	Party A may exercise the Pledge in the methods provided by the laws, regulations and this Agreement.

5.4

It has obtained all necessary corporate authorizations to enter into this Agreement and to perform their obligations hereunder and the signing of this Agreement and performance of its obligations hereunder shall not violate the provisions of any applicable laws and regulations and the authorized signatories hereof have been legally and validly authorized.

5.5

There is no other encumbrance on or any form of third party security interest (including but not limited to pledge) over the Equity Interest held by the Pledgor, except the rights and interests agreed in the Equity Option Agreement and Power of Attorney.

5.6

There is no pending civil, administrative or criminal litigation, administrative penalty or arbitration in respect of the Equity Interest and there is no civil, administrative or criminal litigation, administrative penalty or arbitration in respect of the Equity Interest that is to occur.

5.7

There is no tax or charge in relation to the Equity Interest which is payable but not paid or any legal procedure or formality in relation to the Equity Interest which shall be completed but not completed.

5.8	The terms hereunder are the expression of its true intent and are legally binding on it.

6.	Undertakings of the Pledgor

6.1	During the existence of this Agreement, the Pledgor undertakes to Party A that the Pledgor shall:

6.1.1

without the prior written consent of Party A, not transfer the Equity Interest or create or permit the existence of any other encumbrance or any form of third party security interest, such as pledge etc., which may affect the rights and interests of Party A, except for the transfer of the Equity Interest to Party A or its designated person at the request of Party A, except the rights and interests agreed in the Equity Option Agreement and Power of Attorney;

6.1.2

comply with and implement the provisions of all relevant applicable laws and regulations, and upon the receipt of any notice, instruction or recommendation issued or formulated by the relevant authorities in respect of the Pledge, show such notice, instruction or recommendation to Party A within five working days and shall act in accordance with the reasonable instructions of Party A;

6.1.3

promptly notify Party A of any event or notice received which may affect the Equity Interest of the Pledgor or the rights in respect of any portion of the Equity Interest and any event or relevant notice received which may change any of the Pledgor’s obligations herein or affect the performance of the obligations herein by the Pledgor, and shall act in accordance with the reasonable instructions of Party A.

6.2

The Pledgor agrees that the exercise by Party A of its rights in accordance with the terms of this Agreement shall not be interrupted or interfered by the Pledgor or their successors or assignees or any other person.

6.3

The Pledgor warrants to Party A that, in order to protect or improve the collateral under this Agreement for the obligations of the Pledgor and/or Zhiyan Yunwei under the Agreements, the Pledgor shall make all necessary amendments (if applicable) to the articles of association of Zhiyan Yunwei, faithfully execute and procure other parties who have an interest in the Pledge to execute all certificates of rights and deeds required by Party A and/or perform and procure other parties who have an interests in the Pledge to take all actions required by Party A, and facilitate the exercise of the Pledge by Party A, sign all modification documents in relation to the equity certificates with Party A and any third party designated by Party A and provide Party A with all documents in respect of the Pledge which Party A deems necessary within a reasonable period.

6.4	The Pledgor warrants to Party A that, for the benefits of Party A, the Pledgor shall comply with and perform all of the warranties, undertakings, covenants and representations. If the Pledgor fails to perform or to fully perform their warranties, undertakings, covenants and representations, the Pledgor shall compensate Party A for all the losses sustained by Party A as a result thereof.

7.	Event of Default

7.1	The following events shall all be deemed as Events of Default:

7.1.1	Pledgor and/or Zhiyan Yunwei fail to perform their obligations under the Agreements;

7.1.2Any of the representations, warranties or undertakings made by the Pledgor in Articles 5 and 6 hereof is materially misleading or erroneous, and/or the Pledgor breaches the representations, warranties or undertakings in Articles 5 and 6 hereof;

7.1.3	The Pledgor materially breaches any term of this Agreement;

7.1.4	Except as provided in Article 6.1.1 hereof, the Pledgor relinquishes the Equity Interest pledged or transfer the Equity Interest pledged without the written consent of Party A;

7.1.5

Any of the Pledgor’s own external borrowings, securities, compensations, undertakings or other payment liabilities is required to be paid or performed before schedule due to breach or is due but cannot be repaid or performed on schedule, and as a result, Party A has reason to believe that the ability of the Pledgor to perform the obligations hereunder has been affected, and accordingly affecting the interest of Party A;

7.1.6	The Pledgor is unable to pay normal debts or other indebtedness, and accordingly affecting the interests of Party A;

7.1.7	Party A believes that the ability of the Pledgor to perform the obligations hereunder has been affected due to any adverse change to the properties owned by the Pledgor.

7.2

If the Pledgor is or becomes aware of any of the events referred to in the Article 7.1 above or of any event which may lead to the occurrence of the above-mentioned events, they shall promptly notify Party A in writing. For the avoidance of doubt, each party of Party B has only the obligation to notify Party A in Article 7.1 in relation to its respective pledged equity.

7.3

Unless the Events of Default set out in clause 7.1 of this Article have been satisfactorily resolved in a way satisfactory to Party A, Party A may, at any time at or after the occurrence of an Event of Default on the part of the Pledgor, send a written Default Notice to the Pledgor requesting it to promptly pay the amounts owed and other amounts payable under the Agreements or to perform Agreements on a timely basis. If the Pledgor or Zhiyan Yunwei fails to timely cure the breach or take necessary remedies within 10 days from the date on which such written notice is sent, Party A may exercise the Pledge in accordance with the provisions of Article 8 hereof.

8.	Exercise of Pledge

8.1	Without the written consent of Party A, the Pledgor may not transfer the Equity Interest before the fees and obligations under the Agreements have been fully performed.

8.2	When exercising the Pledge, Party A shall send Default Notice to the Pledgor in accordance with the provisions of Article 7.3 hereof.

8.3	Subject to the provisions of Article 7.3, Party A may exercise the Pledge at any time after sending the Default Notice in accordance with Article 7.3.

8.4

The Pledgor agrees that, to the extent permitted by the laws and regulations of the PRC, Party A may exercise part or all of the pledge rights under this Agreement at any time after the execution and effectiveness of this Agreement.

8.5

Without limiting Party A’s rights under Article 8.4, Party A may exercise all pledge rights under this Agreement at any time when the laws of the PRC permit Party A to operate the relevant business operated by Zhiyan Yunwei or to invest in Zhiyan Yunwei without adopting controlling agreements.

8.6

The Pledgor agrees that there is no limit to the number of times of exercise of the pledge rights by Party A in accordance with this agreement, unless Party A has fully exercised the pledge rights or held all the equity of Zhiyan Yunwei; this Agreement shall terminate automatically after Party A has fully exercised the pledge rights or held all of the equity interest in Zhiyan Yunwei.

8.7

Party A shall have the priority right of payment from the amounts derived from converting all or part of the Equity Interest hereunder into cash pursuant to legal procedures or from the auction or sale of such Equity Interest until the service fees owed and all other amounts payable under the Agreements have been fully satisfied and the Agreements have been fully performed.

8.8	When Party A exercises the Pledge according to this Agreement, the Pledgor may not set obstacles and shall provide necessary assistance for Party A to enforce the Pledge.

9.	Assignment

9.1	Unless with express prior written consent of Party A, the Pledgor may not assign any of their rights and/or obligations hereunder to any third party.

9.2	This Agreement shall be binding on the Pledgor and its successors and shall be effective to Party A and its successors or assignees.

9.3

Party A may at any time assign all or any of its rights and obligations under the Agreements to any third party designated by it. In such a case, the assignee shall enjoy the rights to which Party A entitled hereunder and undertake the obligations undertaken by Party A hereunder. When Party A assigns the rights and obligations under the Agreements, the Pledgor shall sign relevant agreements and/or documents for such assignment at the request of Party A.

9.4

After the change of the Pledgee and/or Pledgor as a result of any assignment, the parties to the new pledge shall amend this Pledge Agreement or sign a new pledge agreement and the Pledgor shall be responsible for the completion of all relevant registration formalities.

10.	Handling Fee and Other Expenses

10.1	All fees and out-of-pocket expenses related to this Agreement, including but not limited to legal fees, printing cost, stamp tax and any other taxes and expenses etc., shall be borne by Party A.

11.	Force Majeure

11.1

When the performance of this Agreement is delayed or prevented due to any Force Majeure Event, the party affected by the Force Majeure does not need to undertake any liability under this Agreement to the extent of being delayed or prevented. Force Majeure Event shall mean any event which is beyond the reasonable control of a party and which is unavoidable even with reasonable care of the affected party, including but not limited to government act, force of nature, fire, explosion, geographic change, storm, flood, earthquake, tide, lightning or war. However, deficiency of credit, fund or financing may not be deemed as an event beyond the reasonable control of a party. The party who is affected by the Force Majeure Event and seeks exemption from the obligation of performance under this Agreement or any term hereof shall notify the other party of such exemption event as soon as possible and inform the other party of the steps to be taken to complete the performance.

11.2

The party affected by the Force Majeure does not need to undertake any liability hereunder. However, the party seeking exemption may only be exempted from the obligation to perform on the condition that the affected party has made feasible endeavors to perform this Agreement and only to the extent of performance being delayed or prevented. As soon as the reason for such exemption is cured or remedied, the Parties agree to make their best endeavors to resume the performance under this Agreement.

12.	Governing Law and Dispute Resolution

12.1

The execution, validity, performance and interpretation of this Agreement and the resolution of disputes shall be governed by and construed in accordance with the laws of the People’s Republic of China.

12.2

In case of any dispute arising between the Parties hereto with respect to the interpretation and performance of the terms hereunder, the Parties shall settle such dispute in good faith through consultations. In case no settlement can be reached through consultations, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules then in effect. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the parties.

12.3

Except for those matters in dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions hereof based on the principle of good faith. The arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or order the liquidation of Zhiyan Yunwei in respect of the equity, assets, property rights or land assets of Zhiyan Yunwei. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of Zhiyan Yunwei are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this Agreement.

.

13.	Notice

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, pre-paid post, recognized courier service or facsimile to the following addresses of relevant party or parties.

Party A: Shanghai Edge Connect Technology Co., Ltd.

Address: No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing

Attention: Gong Bo

Party B: Shanghai Rongyan Cloud Technology Co., Ltd.

Address: No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing

Attention: Gong Bo

14.	Attachment

The attachment listed in this Agreement shall be an integral part hereof.

15.	Waiver

Failure to exercise or delay in exercising any right, remedy, power or privilege hereunder by Party A shall not be deemed as a waiver of such right, remedy, power or privilege. Any single or partial exercise of any right, remedy, power or privilege by Party A shall not preclude Party A from exercising any other rights, remedies, powers or privileges. The rights, remedies, powers and privileges set out hereunder are cumulative and shall not preclude the application of any right, remedy, power and privilege provided under any law.

16.	Miscellaneous

16.1

This Agreement shall completely terminate and replace the Original Equity Pledge Agreement. Any amendment, supplement or change to this Agreement shall be made in writing and may be effective only after it has been signed by the Parties and affixed with the chops of the Parties.

16.2

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement reached by the Parties on the basis of equality and mutual benefits. If any provision under this Agreement is invalid or unenforceable for being inconsistent with relevant law, such provision shall be invalid or unenforceable only within the scope governed by the relevant law and the legal validity of the other provisions of this Agreement shall not be affected.

16.3

This Agreement is written in Chinese and Party A shall keep the original paper. The scanned electronic copy of the original one shall have the same legal effect as the copy is sent by email by the personnel designated by party A.

16.4

In the event of Party B’s dissolution, liquidation, bankruptcy or any other circumstance that may affect the shareholder’s exercise of its rights as a shareholder of Zhiyan Yunwei, none of Party B’s creditor or any other person entitled to claim rights or interests in the equity of Zhiyan Yunwei held by Party B shall, under any circumstances or in any manner, take any action that may affect or hinder the performance of Party B’s obligations hereunder; Party B’s creditor or any other person entitled to claim rights or interests in the equity of Zhiyan Yunwei held by Party B shall continue to be bound by the terms of this Agreement and the responsibilities and obligations of such shareholder hereunder.

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IN WITNESS WHEREOF, the Parties have executed and caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party A: Shanghai Edge Connect Technology Co., Ltd. (seal)

(Company seal: /s/ Shanghai Edge Connect Technology Co., Ltd.)

Party B: Shanghai Rongyan Cloud Technology Co., Ltd. (seal)

(Company seal: /s/ Shanghai Rongyan Cloud Technology Co., Ltd. )

Attachment: List of Party B

No.	Name of Shareholder	Equity Proportion	Registered Capital in RMB
1.	Shanghai Rongyan Cloud Technology Co., Ltd.	100%	10,000,000.00